Exhibit 99.1

Autoliv Holds Annual General Meeting and Raises Dividend

(Stockholm, May 10, 2011) – – – The Board of Directors of the worldwide leader in automotive safety systems, Autoliv Inc. (NYSE: ALV, and SSE: ALIV sdb), today declared a quarterly dividend of 45 cents per share for the third quarter 2011, an increase of 5% from the previous quarter. This is the fourth consecutive quarter that Autoliv has increased its dividend.

The dividend will be payable on Thursday, September 1, 2011 to Autoliv shareholders of record on the close of business on Thursday, August 18, 2011. The ex-date when the shares will trade without the right to the dividend will be Tuesday, August 16, 2011.

Please note that the period between the record date and the payment day has been reduced to two weeks, from four weeks in previous quarters.

Thanks to strong performance and efficient cash management, Autoliv resumed its dividend declarations by paying 30 cents per share to shareholders in the third quarter 2010. The Company then raised its dividend in each of the following quarters by 17%, 14% and 8%, respectively, to the previously announced 43 cents for the second quarter which will be paid on June 2.

Shareholders Meeting

At the Company’s Annual General Meeting (AGM) of Stockholders in Chicago, held today, May 10, 2011, sufficient votes in favor were received to approve the following proposals:

•

The re-election of Mr. Jan Carlson, Mr. Lars Nyberg and Mr. James M. Ringler as directors of the Board for a regular three-year term ending at the Annual General Meeting in 2014, with each of them receiving a majority of the votes cast on his election;

•	The non-binding resolution to approve the Company’s 2010 executive compensation;

•	The ratification of the appointment of Ernst & Young AB as Autoliv’s independent auditing firm for the fiscal year ending December 31, 2011.

As to the frequency of future advisory “say-on-pay” votes on executive compensation, 76% of the votes cast were cast for one year, 0.5% were cast for two years and 18% for three years. In accordance with this recommendation, the Board of Directors decided that Autoliv will hold an advisory “say-on-pay” vote every year.

At this shareholder meeting, S. Jay Stewart retired after 22 years as a director of the Boards of Autoliv and its predecessor company, and Sune Carlsson retired after seven years on the Board. The Board expressed the Company’s appreciation of Mr. Stewart’s and Mr. Carlsson’s contributions to Autoliv’s successes over many years, with special thanks to Jay Stewart who was instrumental in creating the current Autoliv company through the merger of Morton Automotive Safety Products in the U.S. and the Swedish Autoliv AB in 1997.

Election of Board Committee Members

After the shareholders meeting, the Board of Directors elected the following members to its standing committees:

Audit Committee: Robert W. Alspaugh (Chairman), Wolfgang Ziebart, Walter Kunerth.

Compensation Committee: James M. Ringler (Chairman), George Lorch, Lars Nyberg.

Nominating and Corporate Governance Committee: Wolfgang Ziebart (Chairman), George Lorch and Kazuhiko Sakamoto.

Inquiries:

Jan Carlson, President and CEO, Autoliv Inc.	Tel +46-8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with more than 46,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 grew by 40% to nearly US $7.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com

Safe Harbour

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, component shortages, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers,our ability to be awarded new contracts, product liability, warranty and recall claims and other litigations and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, tax assessments, dependence on customers and suppliers, as well as the risks identified in Item 1A “Risk Factors” in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.